EXHIBIT 99.1

CDW Reports Fourth Quarter and Full Year 2020 Earnings
Reinforces Power of Business Model and Strategy

(Dollars in millions, except per share amounts)	Three Months Ended December 31, 2020	Three Months Ended December 31, 2019	% Chg.	Year Ended December 31, 2020	Year Ended December 31, 2019	% Chg.
Net Sales	$4,956.2	$4,536.9	9.2	$18,467.5	$18,032.4	2.4
Average Daily Sales[1]	79.9	72.0	11.0	72.7	71.0	2.4
Gross Profit	880.9	777.5	13.3	3,210.1	3,039.9	5.6
Operating Income	332.2	283.8	17.1	1,179.2	1,133.6	4.0
Net Income	238.3	185.6	28.4	788.5	736.8	7.0
Non-GAAP Operating Income[2]	376.2	342.3	9.9	1,404.6	1,368.4	2.6
Net Income per Diluted Share	$1.65	$1.27	29.6	$5.45	$4.99	9.2
Non-GAAP Net Income per Diluted Share[2]	$1.82	$1.57	16.1	$6.59	$6.10	8.0
[1] There were 62 and 63 selling days for the three months ended December 31, 2020 and 2019, respectively. There were 254 selling days for both the years ended December 31, 2020 and 2019.
[2] Non-GAAP measures used in this release that are not based on accounting principles generally accepted in the United States of America ("US GAAP") are each defined and reconciled to the most directly comparable US GAAP measures in the attached schedules.

LINCOLNSHIRE, Ill., February 10, 2021 -- CDW Corporation (Nasdaq:CDW), a leading multi-brand provider of information technology solutions to business, government, education and healthcare customers in the United States, the United Kingdom and Canada, today announced fourth quarter and year end 2020 results. The company also announced the approval by its Board of Directors of a $1.25 billion increase to its share repurchase authorization and a quarterly cash dividend to be paid in March 2021.
“Our strong fourth quarter and full year performance amidst global health and macroeconomic challenges due to the COVID-19 pandemic demonstrated the power of our business model with balance across customer end markets and our product and solutions portfolio, and reinforced confidence in our strategy,” said Christine A. Leahy, president and chief executive officer, CDW. “2020 brought rapid and remarkable change in how we work and live, and I am extremely proud of the commitment, agility and resolve of our coworkers, who successfully helped our customers address their mission-critical IT and operational needs across the full IT solutions stack and lifecycle.”
“For 2020, we delivered an 8 percent increase in non-GAAP net income per diluted share with operating results amplified by a lower effective tax rate and share repurchases," said Collin B. Kebo, chief financial officer of CDW. "Our performance drove strong free cash flow, enabling us to return more than $560 million to our shareholders in 2020 through share repurchases and dividends and end the year with approximately $2.5 billion of liquidity.”
“For 2021, we expect to continue to outpace US IT market growth by 200 to 300 basis points on a constant currency basis. Macroeconomic uncertainty continues in the near term, so we will focus on what we can control. We will continue to execute our strategy, invest in the business, and be laser-focused on meeting the needs of our more than 250,000 customers in the United States, the United Kingdom and Canada and remaining the partner of choice for more than 1,000 leading and emerging technology brands as the technology market continues to evolve," concluded Leahy.

A quarterly cash dividend of $0.40 per share, which is 5.3 percent higher than the prior year period, will be paid on March 10, 2021 to all stockholders of record as of the close of business on February 25, 2021.
Fourth Quarter of 2020 Highlights:
Total Net sales in the fourth quarter of 2020 were $4,956 million, compared to $4,537 million in the fourth quarter of 2019, an increase of 9.2 percent. There were 62 and 63 selling days for the three months ended December 31, 2020 and 2019, respectively. On an average daily sales basis, Net sales growth increased 11.0 percent and Net sales on a constant currency basis average daily sales basis increased 10.7 percent versus the fourth quarter of 2019. Currency impact to Net sales growth was driven by favorable translation of the British pound and Canadian dollar to US dollar. Fourth quarter Net sales performance, on an average daily sales basis, included:
•Total Corporate segment Net sales of $1,718 million, 11.2 percent lower than the fourth quarter of 2019.
•Total Small Business segment Net sales of $367 million, 4.8 percent lower than the fourth quarter of 2019.
•Total Public segment Net sales of $2,297 million, 46.5 percent higher than the fourth quarter of 2019. Public results were driven by increased Net Sales to Education and Government customers of 142.3 percent and 29.9 percent, respectively. Net sales to Healthcare customers decreased 13.8 percent.
•Net sales for CDW's UK and Canadian operations, combined as "Other" for financial reporting purposes, of $576 million, 0.4 percent lower than the fourth quarter of 2019.
Gross profit was $881 million in the fourth quarter of 2020, compared to $778 million in the fourth quarter of 2019, representing an increase of 13.3 percent. Gross profit margin was 17.8 percent in the fourth quarter of 2020 versus 17.1 percent in the fourth quarter of 2019. This increase in Gross profit margin was primarily due to higher product margin and the mix of netted down revenues that are booked net of cost of goods sold, primarily software as a service.
Total selling and administrative expenses, including advertising expense, were $549 million in the fourth quarter of 2020, compared to $494 million in the fourth quarter of 2019, representing an increase of 11.1 percent. This increase was primarily driven by higher sales payroll expenses consistent with higher gross profit and coworker compensation investments, partially offset by cost saving measures.
Operating income was $332 million in the fourth quarter of 2020, compared to $284 million in the fourth quarter of 2019, representing an increase of 17.1 percent. Non-GAAP operating income was $376 million in the fourth quarter of 2020, compared to $342 million in the fourth quarter of 2019, representing an increase of 9.9 percent. The Non-GAAP operating income margin was 7.6 percent in the fourth quarter of 2020 versus 7.5 percent in the fourth quarter of 2019.
Net interest expense was $37 million in the fourth quarter of 2020, compared to $38 million in the fourth quarter of 2019, representing a decrease of 2.9 percent.
The effective tax rate was 19.2 percent in the fourth quarter of 2020, compared to 21.4 percent in the fourth quarter of 2019, which resulted in tax expense of $57 million and $50 million, respectively. The decrease in the effective tax rate is primarily due to tax benefits associated with new regulations in 2020 and higher excess tax benefits on equity-based compensation.
Net income was $238 million in the fourth quarter of 2020, compared to $186 million in the fourth quarter of 2019, representing an increase of 28.4 percent. Non-GAAP net income was $264 million in the fourth quarter of 2020, compared to $229 million in the fourth quarter of 2019, representing an increase of 15.0 percent.

Weighted average diluted shares outstanding were 145 million for the fourth quarter of 2020, compared to 146 million for the fourth quarter of 2019. Net income per diluted share for the fourth quarter of 2020 was $1.65, compared to $1.27 for the fourth quarter of 2019, representing an increase of 29.6 percent. Non-GAAP net income per diluted share for the fourth quarter of 2020 was $1.82, compared to $1.57 for the fourth quarter of 2019, representing an increase of 16.1 percent.
Full Year 2020 Highlights:
Total Net sales in 2020 were $18,468 million, compared to $18,032 million in 2019, an increase of 2.4 percent. There were 254 selling days for both the years ended December 31, 2020 and 2019. Net sales growth on a constant currency basis was also 2.4 percent. Full year Net sales performance included:
•Total Corporate segment Net sales of $6,846 million, 8.7 percent lower than 2019.
•Total Small Business segment Net sales of $1,397 million, 7.5 percent lower than 2019.
•Total Public segment Net sales of $8,138 million, 18.5 percent higher than 2019. Public results were driven by an increase in Net sales to Education and Government customers of 43.4 percent and 18.2 percent, respectively. Net sales to Healthcare customers decreased 12.0 percent.
•Net sales for CDW's UK and Canadian operations, combined as "Other" for financial reporting purposes, of $2,087 million, 3.3 percent lower than 2019.
Gross profit was $3,210 million in 2020, compared to $3,040 million for 2019, representing an increase of 5.6 percent. Gross profit margin was 17.4 percent in 2020 versus 16.9 percent in 2019. This increase in Gross profit margin was primarily due to higher product margin and the mix of netted down revenues that are booked net of cost of goods sold, primarily software as a service.
Total selling and administrative expenses were $2,031 million in 2020, compared to $1,906 million in 2019, representing an increase of 6.5 percent. This increase was primarily due to higher payroll expenses consistent with higher Gross profit, higher average coworker count and coworker compensation investments, and a higher provision for credit losses driven by increased reserves reflecting the expected economic impact of the COVID-19 pandemic, partially offset by cost saving measures.
Operating income was $1,179 million in 2020, compared to $1,134 million in 2019, representing an increase of 4.0 percent. Non-GAAP operating income was $1,405 million in 2020, compared to $1,368 million for 2019, representing an increase of 2.6 percent. The Non-GAAP operating income margin was 7.6 percent for both 2020 and 2019.
Net interest expense was $155 million in 2020, compared to $159 million in 2019, representing a decrease of 2.8 percent.
The effective tax rate was 21.3 percent in 2020, compared to 22.4 percent in 2019, which resulted in tax expense of $214 million and $213 million, respectively. The decrease in the effective tax rate is primarily due to tax benefits associated with new regulations in 2020 and higher excess tax benefits on equity-based compensation.
Net income was $789 million in 2020, compared to $737 million in 2019, representing an increase of 7.0 percent. Non-GAAP net income was $954 million in 2020, compared to $902 million in 2019, representing an increase of 5.8 percent.
Weighted average diluted shares outstanding were 145 million in 2020, compared to 148 million in 2019. Net income per diluted share in 2020 was $5.45, compared to $4.99 in 2019, representing an increase of 9.2 percent. Non-GAAP net income per diluted share in 2020 was $6.59, compared to $6.10 in 2019, representing an increase of 8.0 percent.

Forward-Looking Statements
Statements in this release that are not statements of historical fact are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including without limitation statements regarding the future financial performance and liquidity position of CDW. These forward-looking statements are subject to risks and uncertainties that may cause actual results or events to differ materially from those described in such statements. These risks and uncertainties include, among others, the COVID-19 pandemic and actions taken in response thereto and the associated impact on our business, results of operations, cash flows, financial condition and liquidity; global and regional economic and political conditions; decreases in spending on technology products and services; CDW's relationships with vendor partners and terms of their agreements; continued innovations in hardware, software and services offerings by CDW's vendor partners; substantial competition that could reduce CDW's market share; potential interruptions of the flow of products from suppliers; CDW's level of indebtedness and ability to generate sufficient cash to service such indebtedness; restrictions imposed by agreements relating to CDW's indebtedness on its operations and liquidity; changes in, or the discontinuation of, CDW's share repurchase program or dividend payments; the continuing development, maintenance and operation of CDW's information technology systems; potential breaches of data security and failure to protect our information technology systems from cybersecurity threats; potential failures to comply with Public segment contracts or applicable laws and regulations; potential failures to provide high-quality services to CDW's customers; potential losses of any key personnel; potential adverse occurrences at one of CDW's primary facilities or customer data centers; increases in the cost of commercial delivery services or disruptions of those services; CDW's exposure to accounts receivable and inventory risks; future acquisitions or alliances; fluctuations in CDW's operating results; fluctuations in foreign currency; current and future legal proceedings and audits; changes in laws, including regulations or interpretations thereof; and other risk factors or uncertainties identified from time to time in CDW's filings with the SEC. Although CDW believes that its plans, intentions and other expectations reflected in or suggested by such forward-looking statements are reasonable, it can give no assurance that it will achieve those plans, intentions or expectations. Reference is made to a more complete discussion of forward-looking statements and applicable risks contained under the captions "Forward-Looking Statements" and "Risk Factors" in CDW's Annual Report on Form 10-K for the year ended December 31, 2019 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2020 and subsequent filings with the SEC. CDW undertakes no obligation to update or revise any of its forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law.
Non-GAAP Financial Information
Non-GAAP operating income excludes, among other things, charges related to the amortization of acquisition-related intangible assets, equity-based compensation and related payroll taxes, a workforce reduction program and acquisition and integration expenses. Non-GAAP operating income margin is defined as Non-GAAP operating income as a percentage of Net sales. Non-GAAP income before income taxes and Non-GAAP net income exclude, among other things, charges related to acquisition-related intangible asset amortization, equity-based compensation, net loss on extinguishment of long-term debt, a workforce reduction program, acquisition and integration expenses and the associated tax effects of each. Net sales growth on a constant currency basis is defined as Net sales growth excluding the impact of foreign currency translation on Net sales compared to the prior period.
Non-GAAP operating income, Non-GAAP operating income margin, Non-GAAP income before income taxes, Non-GAAP net income, Non-GAAP net income per diluted share and Net sales growth on a constant currency basis are considered non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance or financial position that either excludes or includes amounts that are not normally included or excluded in the most directly comparable measure calculated and presented in accordance with US GAAP.

CDW believes these measures provide analysts, investors and management with helpful information regarding the underlying operating performance of CDW's business, as they remove the impact of items that management believes are not reflective of underlying operating performance. CDW uses these measures to evaluate period-over-period performance as management believes they provide a more comparable measure of the underlying business.
Our annual targets are provided on a non-GAAP basis because certain reconciling items are dependent on future events that either cannot be controlled, such as currency impacts or interest rates, or reliably predicted because they are not part of CDW's routine activities, such as refinancing activities or acquisition and integration expenses.
The financial statement tables that accompany this press release include a reconciliation of non-GAAP financial measures to the applicable most comparable US GAAP financial measures. Non-GAAP measures used by CDW may differ from similar measures used by other companies, even when similar terms are used to identify such measures.
About CDW
CDW Corporation (Nasdaq:CDW) is a leading multi-brand provider of information technology solutions to business, government, education and healthcare customers in the United States, the United Kingdom and Canada. A Fortune 500 company and member of the S&P 500 Index, CDW was founded in 1984 and employs approximately 10,000 coworkers. For the year ended December 31, 2020, the company generated Net sales over $18 billion. For more information about CDW, please visit www.CDW.com.
Webcast
CDW Corporation will hold a conference call today, February 10, 2021 at 7:30 a.m. CT/8:30 a.m. ET to discuss its fourth quarter and full year financial results. The conference call, which will be broadcast live via the Internet, and a copy of this press release along with supplemental slides used during the call, can be accessed on CDW’s website at investor.cdw.com. For those unable to participate in the live call, a replay of the webcast will be available at investor.cdw.com approximately 90 minutes after the completion of the call and will be accessible on the site for approximately one year.

Investor Inquiries                    Media Inquiries
Brittany A. Smith                      Sara Granack
Vice President, Investor Relations and    Vice President, Corporate Communications
Financial Planning and Analysis     (847) 419-7411
(847) 968-0238

CDWPR-FI

CDW CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars and shares in millions, except per-share amounts)

	Three Months Ended December 31,			Year Ended December 31,
	2020	2019	% Change(i)	2020	2019	% Change(i)
	(unaudited)	(unaudited)		(unaudited)
Net sales	$4,956.2	$4,536.9	9.2%	$18,467.5	$18,032.4	2.4%
Cost of sales	4,075.3	3,759.4	8.4	15,257.4	14,992.5	1.8

Gross profit	880.9	777.5	13.3	3,210.1	3,039.9	5.6

Selling and administrative expenses	548.7	493.7	11.1	2,030.9	1,906.3	6.5
Operating income	332.2	283.8	17.1	1,179.2	1,133.6	4.0

Interest expense, net	(37.1)	(38.3)	(2.9)	(154.9)	(159.4)	(2.8)
Other expense, net	(0.1)	(9.5)	nm*	(22.0)	(24.5)	(9.9)

Income before income taxes	295.0	236.0	25.0	1,002.3	949.7	5.5

Income tax expense	(56.7)	(50.4)	12.3	(213.8)	(212.9)	0.4

Net income	$238.3	$185.6	28.4%	$788.5	$736.8	7.0%

Net income per common share:
Basic	$1.67	$1.29	29.1%	$5.53	$5.08	8.9%
Diluted	$1.65	$1.27	29.6%	$5.45	$4.99	9.2%

Weighted-average common shares outstanding:
Basic	142.7	143.5		142.6	145.1
Diluted	145.1	146.4		144.8	147.8

* Not meaningful

(i)There were 62 and 63 selling days for the three months ended December 31, 2020 and 2019, respectively. There were 254 selling days for both the years ended December 31, 2020 and 2019.

CDW CORPORATION AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURE RECONCILIATIONS

CDW has included reconciliations of Non-GAAP operating income, Non-GAAP operating income margin, Non-GAAP income before income taxes, Non-GAAP net income, Non-GAAP net income per diluted share and Net sales growth on a constant currency basis for the three months and years ended December 31, 2020 and 2019 below.

CDW CORPORATION AND SUBSIDIARIES
NON-GAAP OPERATING INCOME AND NON-GAAP OPERATING INCOME MARGIN
(dollars in millions)
(unaudited)

	Three Months Ended December 31,				Year Ended December 31,
	2020	% of Net sales	2019	% of Net sales	2020	% of Net sales	2019	% of Net sales
Operating income, as reported	$332.2	6.7%	$283.8	6.3%	$1,179.2	6.4%	$1,133.6	6.3%
Amortization of intangibles(i)	24.2		44.8		158.1		178.5
Equity-based compensation	16.6		10.8		42.5		48.5
Workforce reduction charges	—		—		8.5		—
Other adjustments(ii)	3.2		2.9		16.3		7.8
Non-GAAP operating income	$376.2	7.6%	$342.3	7.5%	$1,404.6	7.6%	$1,368.4	7.6%

(i)Includes amortization expense for acquisition-related intangible assets, primarily customer relationships, customer contracts and trade names.

(ii)Includes other expenses such as payroll taxes on equity-based compensation, expenses related to the relocation of the downtown Chicago office, and acquisition and integration expenses.

CDW CORPORATION AND SUBSIDIARIES
NON-GAAP INCOME BEFORE INCOME TAXES, NON-GAAP NET INCOME
AND NON-GAAP NET INCOME PER DILUTED SHARE
(dollars and shares in millions, except per-share amounts)
(unaudited)

	Three Months Ended December 31,
	2020				2019
	Income before Income Taxes	Income Tax Expense(i)	Net Income	Effective Tax Rate	Income before Income Taxes	Income Tax Expense(i)	Net Income	Effective Tax Rate	Net Income % Change

US GAAP, as reported	$295.0	$(56.7)	$238.3	19.2%	$236.0	$(50.4)	$185.6	21.4%	28.4%

Amortization of intangibles(ii)	24.2	(6.0)	18.2		44.8	(10.8)	34.0
Equity-based compensation	16.6	(11.8)	4.8		10.8	(7.9)	2.9
Net loss on extinguishment of long-term debt	—	—	—		6.0	(1.5)	4.5
Other adjustments(iii)	3.2	(0.8)	2.4		2.9	(0.8)	2.1
Non-GAAP	$339.0	$(75.3)	$263.7	22.2%	$300.5	$(71.4)	$229.1	23.7%	15.0%

US GAAP net income per diluted share			$1.65				$1.27
Non-GAAP net income per diluted share			$1.82				$1.57
Shares used in computing US GAAP and Non-GAAP net income per diluted share			145.1				146.4

(i)Income tax on non-GAAP adjustments includes excess tax benefits associated with equity-based compensation.

(ii)Includes amortization expense for acquisition-related intangible assets, primarily customer relationships, customer contracts and trade names.

(iii)Includes other expenses such as payroll taxes on equity-based compensation, expenses related to the relocation of the downtown Chicago office, and acquisition and integration expenses.

CDW CORPORATION AND SUBSIDIARIES
NON-GAAP INCOME BEFORE INCOME TAXES, NON-GAAP NET INCOME
AND NON-GAAP NET INCOME PER DILUTED SHARE
(dollars and shares in millions, except per-share amounts)
(unaudited)

	Year Ended December 31,
	2020				2019
	Income before Income Taxes	Income Tax Expense(i)	Net Income	Effective Tax Rate	Income before Income Taxes	Income Tax Expense(i)	Net Income	Effective Tax Rate	Net Income % Change

US GAAP, as reported	$1,002.3	$(213.8)	$788.5	21.3%	$949.7	$(212.9)	$736.8	22.4%	7.0%
Amortization of intangibles(ii)	158.1	(36.8)	121.3		178.5	(44.6)	133.9
Equity-based compensation	42.5	(37.0)	5.5		48.5	(36.6)	11.9
Net loss on extinguishments of long-term debt	27.3	(6.8)	20.5		22.1	(5.5)	16.6
Workforce reduction charges	8.5	(2.1)	6.4		—	—	—
Other adjustments(iii)	16.3	(4.1)	12.2		7.8	(4.9)	2.9
Non-GAAP	$1,255.0	$(300.6)	$954.4	24.0%	$1,206.6	$(304.5)	$902.1	25.2%	5.8%

US GAAP net income per diluted share			$5.45				$4.99
Non-GAAP net income per diluted share			$6.59				$6.10
Shares used in computing US GAAP and Non-GAAP net income per diluted share			144.8				147.8

(i)Income tax on non-GAAP adjustments includes excess tax benefits associated with equity-based compensation.

(ii)Includes amortization expense for acquisition-related intangible assets, primarily customer relationships, customer contracts and trade names.

(iii)Includes other expenses such as payroll taxes on equity-based compensation, expenses related to the relocation of the downtown Chicago office, and acquisition and integration expenses.

CDW CORPORATION AND SUBSIDIARIES
NET SALES GROWTH ON A CONSTANT CURRENCY BASIS
(dollars in millions)
(unaudited)

	Three Months Ended December 31,				Year Ended December 31,
	2020	2019	% Change	Average Daily % Change(i)	2020	2019	% Change(i)

Net sales, as reported	$4,956.2	$4,536.9	9.2%	11.0%	$18,467.5	$18,032.4	2.4%
Foreign currency translation(ii)	—	12.7			—	(2.5)
Net sales, on a constant currency basis	$4,956.2	$4,549.6	8.9%	10.7%	$18,467.5	$18,029.9	2.4%

(i)There were 62 and 63 selling days for the three months ended December 31, 2020 and 2019, respectively. There were 254 selling days for both the years ended December 31, 2020 and 2019.

(ii)Represents the effect of translating the prior year results of CDW UK and CDW Canada at the average exchange rates applicable in the current year.

CDW CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in millions)

	December 31, 2020	December 31, 2019
Assets	(unaudited)

Current assets:
Cash and cash equivalents	$1,410.2	$154.0
Accounts receivable, net of allowance for credit losses of $29.6 and $7.9, respectively	3,212.6	3,002.2
Merchandise inventory	760.0	611.2
Miscellaneous receivables	379.5	395.1
Prepaid expenses and other	191.2	171.6
Total current assets	5,953.5	4,334.1

Operating lease right-of-use assets	130.8	131.8
Property and equipment, net	175.5	363.1
Goodwill	2,595.9	2,553.0
Other intangible assets, net	445.1	594.1
Other assets	43.9	23.3
Total assets	$9,344.7	$7,999.4

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable - trade	$2,088.4	$1,835.0
Accounts payable - inventory financing	524.6	429.9
Current maturities of long-term debt	70.9	34.1
Contract liabilities	243.7	252.2
Accrued expenses and other liabilities	970.7	940.2
Total current liabilities	3,898.3	3,491.4

Long-term liabilities:
Debt	3,856.3	3,283.2
Deferred income taxes	55.3	62.4
Operating lease liabilities	169.0	131.1
Other liabilities	68.7	71.0
Total long-term liabilities	4,149.3	3,547.7

Total stockholders’ equity	1,297.1	960.3
Total liabilities and stockholders’ equity	$9,344.7	$7,999.4

CDW CORPORATION AND SUBSIDIARIES
NET SALES DETAIL
(dollars in millions)

	Three Months Ended December 31,				Year Ended December 31,
	2020	2019	% Change	Average Daily % Change(i)	2020	2019	% Change(i)
	(unaudited)	(unaudited)			(unaudited)
Corporate	$1,717.5	$1,965.4	(12.6)%	(11.2)%	$6,846.0	$7,499.0	(8.7)%

Small Business	366.5	391.1	(6.3)	(4.8)	1,397.1	1,510.3	(7.5)

Public
Government	842.6	659.1	27.8	29.9	2,978.5	2,519.3	18.2
Education	1,026.9	430.6	138.5	142.3	3,458.1	2,411.6	43.4
Healthcare	427.0	503.4	(15.2)	(13.8)	1,701.1	1,933.9	(12.0)
Total Public	2,296.5	1,593.1	44.2	46.5	8,137.7	6,864.8	18.5

Other	575.7	587.3	(2.0)	(0.4)	2,086.7	2,158.3	(3.3)

Total Net sales	$4,956.2	$4,536.9	9.2%	11.0%	$18,467.5	$18,032.4	2.4%

(i)There were 62 and 63 selling days for the three months ended December 31, 2020 and 2019, respectively. There were 254 selling days for both the years ended December 31, 2020 and 2019.

CDW CORPORATION AND SUBSIDIARIES
DEBT AND WORKING CAPITAL INFORMATION
(dollars in millions)
(unaudited)

	December 31, 2020	December 31, 2019

Debt and Revolver Availability
Cash and cash equivalents	$1,410.2	$154.0
Total debt	3,927.2	3,317.3
Revolver availability	1,059.3	1,106.2
Cash plus revolver availability	2,469.5	1,260.2

Working Capital(i)
Days of sales outstanding	57	57
Days of supply in inventory	14	14
Days of purchases outstanding	(54)	(53)
Cash conversion cycle	17	18

(i)Based on a rolling three-month average.

CDW CORPORATION AND SUBSIDIARIES
CASH FLOW INFORMATION
(dollars in millions)

	Year Ended December 31,
	2020	2019
	(unaudited)
Cash flows provided by operating activities	$1,314.3	$1,027.2

Capital expenditures(i)	(158.0)	(236.3)
Acquisition of businesses, net of cash acquired	(43.0)	(95.1)
Cash flows used in investing activities	(201.0)	(331.4)

Net change in accounts payable - inventory financing	93.0	(1.3)
Financing payments for revenue generating assets	(18.1)	—
Other cash flows provided by (used in) financing activities	63.9	(748.5)
Cash flows provided by (used in) financing activities	138.8	(749.8)

Effect of exchange rate changes on cash and cash equivalents	4.1	2.2
Net increase (decrease) in cash and cash equivalents	1,256.2	(51.8)
Cash and cash equivalents - beginning of period	154.0	205.8
Cash and cash equivalents - end of period	$1,410.2	$154.0

Supplementary disclosure of cash flow information:
Interest paid	$(139.4)	$(154.2)
Income taxes paid, net	$(245.6)	$(272.2)

(i)Includes expenditures for revenue generating assets.